Exhibit 99.1

IDEAYA Biosciences Announces Option and License Agreement for Potential First-in-Class B7H3/PTK7 Topo-I-Payload Bispecific ADC Program with Biocytogen

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Option for an exclusive worldwide license for potential first-in class B7H3/PTK7 topo-I-payload bispecific antibody drug conjugate (BsADC) program
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B7H3/PTK7 co-expression found in multiple solid tumor types, including double-digit percent prevalence in lung, colorectal, and head and neck cancers
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Rational combo opportunities with IDEAYA’s DNA Damage Repair (DDR) pipeline, including IDE161 (PARG)
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Targeting development candidate nomination in H2 2024

South San Francisco, CA and Beijing, China, July 31, 2024– IDEAYA Biosciences, Inc. (Nasdaq: IDYA), a precision medicine oncology company committed to the discovery and development of targeted therapeutics, announced that it has entered into an option and license agreement for a potential first-in-class B7H3/PTK7 BsADC program with Biocytogen Pharmaceuticals (Beijing) Co., Ltd. (Biocytogen, HKEX: 02315), a global biotech company focusing on the discovery of novel antibody/ADC therapeutics.

“The potential first-in-class B7H3/PTK7 topo-I-payload BsADC program has the potential to be developed as a monotherapy agent in multiple solid tumor types, and advances IDEAYA’s broader corporate strategy to enable wholly-owned first-in-class rational combinations at the intersection of ADCs and small molecule DDR-based therapies to deliver greater benefit for patients,” said Yujiro S. Hata, President and Chief Executive Officer, IDEAYA Biosciences.

“We are thrilled to announce our collaboration with IDEAYA to explore the promising combination of our potential first-in-class ADC and IDEAYA’s DDR small molecules,” said Dr. Yuelei Shen, President and CEO of Biocytogen. “This partnership leverages our cutting-edge RenLite® platform and proprietary linker-payload technology to enhance the precision and potency of ADCs. IDEAYA's strong determination and rich experience in drug development make us confident that this therapy could be rapidly advanced to benefit patients.”

The agreement grants IDEAYA an option for an exclusive worldwide license from Biocytogen for a potential first-in-class B7H3/PTK7 topo-I-payload BsADC program. B7H3/PTK7 has been found to be co-expressed in multiple solid tumor types, including double-digit percent prevalence in lung, colorectal, and head and neck cancers, among others.

Under the terms of the agreement, Biocytogen will receive an upfront fee and upon an option exercise by IDEAYA, be entitled to receive an option exercise fee, development and regulatory milestones and commercial milestone payments, as well as single-digit royalties on net sales. Total potential upfront, option exercise and milestone payments equal an aggregate of $406.5 million, including development and regulatory milestones of $100.0 million.

Based on preclinical data, the potential first-in-class B7H3/PTK7 topoisomerase-I-inhibitor-payload BsADC program has the potential to be developed as a monotherapy agent and used in combination with multiple programs in IDEAYA’s pipeline targeting DDR-based therapies,

Exhibit 99.1

including PARG inhibitor IDE161. A development candidate nomination for the B7H3/PTK7 topoisomerase-I-inhibitor payload BsADC program is targeted for the second half of 2024.

About IDEAYA Biosciences

IDEAYA is a precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

About Biocytogen

Biocytogen (HKEX: 02315) is a global biotechnology company that drives the research and development of novel antibody-based drugs with innovative technologies. Founded on gene editing technology, Biocytogen leverages genetically engineered proprietary RenMice® (RenMabTM/ RenLite®/ RenNano®/ RenTCR-mimicTM ) platforms for fully human monoclonal/bispecific/multispecific antibody discovery, bispecific antibody-drug conjugate discovery, nanobody discovery and TCR-mimic antibody discovery, and has established a sub-brand, RenBiologicsTM, to explore global partnerships for an off-the-shelf library of >400,000 fully human antibody sequences against approximately 1000 targets for worldwide collaboration. As of December 31, 2023, 103 therapeutic antibody and multiple clinical asset co-development/out-licensing/transfer agreements and 47 target-nominated RenMice® licensing projects have been established around the globe, including several partnerships with multinational pharmaceutical companies (MNCs). Biocytogen pioneered the generation of drug target knock-in humanized models for preclinical research, and currently provides a few thousand off-the-shelf animal and cell models under the company’s sub-brand, BioMiceTM, along with preclinical pharmacology and gene-editing services for clients worldwide. Headquartered in Beijing, Biocytogen has branches in China (Haimen Jiangsu, Shanghai), USA (Boston, San Francisco), and Germany (Heidelberg). For more information, please visit http://en.biocytogen.com.cn.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to (i) the timing of nomination of a development candidate, (ii) potential development strategies, and (iii) the potential therapeutic benefits of IDEAYA therapeutics. Such forward-looking statements involve substantial risks and uncertainties that could cause IDEAYA’s preclinical and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including IDEAYA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, serious adverse events, undesirable side effects or unexpected characteristics of drug development candidates, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, IDEAYA’s ability to successfully establish, protect and defend its

Exhibit 99.1

intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA’s current and future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K filed on February 20, 2024.

Investor and Media Contact

IDEAYA Biosciences
Andres Ruiz Briseno

SVP, Head of Finance and Investor Relations
investor@ideayabio.com

Biocytogen Contacts
Antibody assets and platforms: BD-Licensing@biocytogen.com
Media: pr@bbctg.com.cn